Exhibit 16.1

May 30, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for PowerShares DB Agriculture Fund, PowerShares DB Energy Fund, PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, PowerShares DB Gold Fund, PowerShares DB Silver Fund, and PowerShares DB Base Metals Fund, “the Registrants”, (each a fund and collectively comprise the PowerShares DB Multi-Sector Commodity Trust), and, under the dates of February 22, 2013 and March 1, 2013, we reported on the financial statements of the Registrants as of and for the years ended December 31, 2012 and 2011, (and the effectiveness of internal control over financial reporting as of December 31, 2012). On May 28, 2013, we were dismissed. We have read DB Commodity Services LLC’s, the “Managing Owner”’s statements, made on behalf of the Registrants, included under Item 4.01 in the Form 8-K dated May 30, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with the statements in Item 4.01(b).

Very truly yours,

/s/ KPMG LLP